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                                                                    Exhibit 14.1



            DEVELOPERS DIVERSIFIED REALTY CORPORATION (THE "COMPANY")

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

                                (SARBANES-OXLEY)

         This code of ethics (the "Code") applies to the Company's senior financial officers, including the Company's chief executive officer, chief financial officer, controllers, treasurer, and chief internal auditor, if any (collectively "senior financial officers"). The Company's senior financial officers shall (absent a waiver from the Company's audit committee or the board of directors, including a majority of the board's independent directors, after full disclosure), to the best of their knowledge and ability, adhere to and advocate the following principles and responsibilities governing their professional and ethical conduct. The failure to adhere to the Code will result in the disciplinary action deemed appropriate by supervisory personnel or by the Company's board of directors, which may include termination of employment.

1. Senior financial officers shall act with honesty and integrity and shall not commit any fraudulent activity or knowingly permit such activity to occur or continue. Senior financial officers shall ethically handle all actual or apparent conflicts of interest between personal and professional relationships.

2. Senior financial officers shall endeavor to provide information that is full, fair, accurate, timely, and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and other public filings or communications made by the Company.

3. Senior financial officers shall endeavor to comply faithfully with all laws, rules and regulations of federal, state, and local governments, and all applicable private or public regulatory agencies.

4. Senior financial officers shall not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised.

5. Senior financial officers shall not use for personal advantage confidential information acquired in the course of their employment.

6. Senior financial officers shall proactively promote ethical behavior among peers and subordinates in the work place.

7. Senior financial officers shall promptly report to the Audit Committee of the Board of Directors any violation or suspected violation of the Code and shall otherwise comply with the Violation Reporting and Non-Retaliation Policy.



                  Code of Ethics for Senior Financial Officers

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Each senior financial officer is expected to adhere at all times to both this
Code and the Company's Code of Business Conduct and Ethics. Only the Board of Directors or the Audit Committee shall have the authority to approve any deviation or waiver from this Code. Any waiver, including to whom it was granted and the date thereof, and the reasons for it shall be promptly disclosed in a filing on Form 8-K with the SEC or, subject to satisfaction of any condition established by the SEC, posted on the Company's website.






                  Code of Ethics for Senior Financial Officers


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